 For Immediate Release: Beta Oil "&" Gas, Inc. Announces Close of $5 Million Private Placement Offering Tulsa, Oklahoma - July 3, 2001 - Beta Oil "&" Gas, Inc. (NASDAQ:BETA) announced that on June 29, 2001, Beta Oil "&" Gas, Inc. completed its Private Placement Offering of Series A 8% Convertible Preferred Stock and common stock purchase warrants, offered as units of one Preferred Share and one half of one Warrant at $9.25 per unit. Net proceeds received from the Offering was approximately $5,119,780 net of estimated offering expenses, including brokers' commissions and other fees and expenses of $469,654. The Company will issue 604,263 Preferred Shares and 302,132 Warrants to purchase a like number of shares of Beta's common stock at a price equal to the Offering price or $9.25 per share. All investors participating in the Offering were accredited. The proceeds will be used by the Company to help meet its capital requirements, including drilling costs and for other corporate purposes. The Preferred Shares will pay quarterly cash dividends commencing in the quarter that the Preferred Shares are issued, at an annual rate of 8% per annum, simple interest. Each holder of the Preferred Shares will receive a minimum of a full year's dividends. The Preferred Shares may be converted by the holder at anytime at an exchange rate of one share of the Company's common stock for each one Preferred Share converted. The Preferred Shares will automatically convert into shares of Beta's common stock on a one-share for one-share basis effective the first trading day after the reported high selling price for Beta's common stock is at least 150% of the per Unit offering price of $9.25 per share or $13.875 per share for any 10 trading days. Beta has the unilateral right to redeem all or any of the outstanding Preferred Shares from the date of issuance but must pay a premium if redeemed within the first five years. The holders of the Preferred Shares will be entitled to a liquidation preference equal to the principal amount of the Preferred Shares. Warrants are non-transferable and may be exercised at any time through June 29, 2006. Beta Oil and Gas, Inc. is an independent energy company engaged in the production, exploration, and development of oil and gas properties using advanced seismic technology. For more information please contact Steve Antry or Steve Fischer at (800) 866-8055. Forward Looking Statement: The statements in this report regarding projected earnings, projected production performance and expected drilling and development activities are "forward-looking statements" within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report and other reports filed with the United States Securities and Exchange Commission. Such factors include, among others, uncertainties inherent in reserve estimations and production rates, especially for estimates of undeveloped reserves, operational risks with corresponding exposure to delays, significant cost overruns, and mechanical problems, the highly competitive nature of activity with corresponding resource shortages, and the uncertain cost and pricing environment in the industry. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.